Exhibit 99.1

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Analysts: Beth Baum, 253-924-2058
Media: Anthony Chavez, 253-924-7148

Weyerhaeuser increases dividend by 32% and announces
$700 million share repurchase program
FEDERAL WAY, Wash. (Aug. 13, 2014) - Weyerhaeuser Company (NYSE:WY) today announced that its board of directors has declared a dividend on the company’s common shares of $0.29 per share, reflecting a 32 percent increase from the prior quarterly dividend of $0.22 per share. With this increase, the company has grown its dividend by 93 percent since 2011. The dividend is payable in cash on Sept. 12, 2014, to holders of record of such common shares at the close of business on Aug. 29, 2014. The company’s board of directors has also declared a dividend of $0.7969 per share on the company’s 6.375% Mandatory Convertible Preference Shares, Series A, which will be payable in cash on Oct. 1, 2014, to holders of record of such mandatory convertible preference shares at the close of business on Sept.15, 2014.
Additionally, the board has authorized a new share repurchase program of up to $700 million of the company’s common shares. This new program will replace the prior share repurchase program. Repurchases may be made through a variety of methods, including open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions or pursuant to 10b5-1 trading plans.
“This significant increase to our quarterly dividend coupled with our share repurchase program reflects our confidence in the company’s ability to continue to improve operating and financial performance and is further evidence of Weyerhaeuser’s ongoing commitment to return cash to our shareholders,” said Doyle R. Simons, president and chief executive officer.
About Weyerhaeuser
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage another 14 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In 2013, our continuing operations generated $7.3 billion in sales and employed approximately 13,000 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.
Forward-Looking Statements
This news release contains statements concerning future actions, plans, strategies, expectations and intentions regarding dividends and share repurchases as well as future operating and financial performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Numerous factors may cause actual future actions to differ significantly from these forward-looking statements. There is no guarantee that any of the actions or performance anticipated by these forward-looking statements will occur. The company will not update these forward-looking statements after the date of this news release.